Exhibit 5.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

November 3, 2023

OceanTech Acquisitions I Corp.

515 Madison Avenue, Suite 8133

New York, New York 10022

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to OceanTech Acquisitions I Corp., a Delaware corporation (the “Company” or “OTEC”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of up to 15,019,586 shares of the Company’s common stock, par value $0.0001per share (the “OTEC Common Stock”), which may be issued in connection with the Agreement and Plan of Merger dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023 (collectively, the “Merger Agreement”), by and between the Company, Regentis Biomaterials Ltd, a company organized under the laws of the State of Israel (“Regentis”) and R.B. Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of OTEC (the “Merger Sub”, and together with OTEC and Regentis, the “Parties”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement and prospectus contained therein, (ii) the Merger Agreement, (iii) the corporate and organizational documents of the Company, including its amended and restated certificate of incorporation and its bylaws, (iv) resolutions of the board of directors of the Company relating to, among other things, the adoption of the Merger Agreement and the issuance of the Company’s common stock thereunder, (v) statements and representations of officers of the Company and other representatives of the Company and its agents and (vi) such other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. As to certain factual matters relevant to this opinion letter, we have relied upon statements contained in such documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Furthermore, in rendering this opinion, we have assumed that the Company, the Merger Sub and Regentis will each comply with their respective covenants set forth in the Merger Agreement, the valid receipt of the stockholder votes required under the Delaware General Corporation Law to adopt the Merger Agreement, and the satisfaction of all closing conditions in the Merger Agreement. We have also assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of copies submitted to us with the original documents to which such copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the shares of OTEC Common Stock have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Merger Agreement, will be validly issued, fully paid, and nonassessable.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts

Minnesota | New York | North Carolina | Ohio | South Carolina | Tennessee | Texas | Virginia | West Virginia

OceanTech Acquisitions I Corp.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the OTEC Common Stock or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act. This opinion is provided for use in connection with the Registration Statement and may not be relied upon for any other purpose or in connection with any other matters.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the State of Delaware and reported judicial decisions interpreting those laws). We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the OTEC Common Stock. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP